Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 4 dated November 13, 2026 relating to the ordinary shares, nominal value (euro)0.01 per share, of Immatics N.V. shall be filed on behalf of the undersigned.

MONTANOVA CAPITAL, LLC By: /s/ Andrew Nathanson
Name: Andrew Nathanson
Title: General Counsel and Chief Compliance Officer

AVERILL MASTER FUND, LTD. By: /s/ Andrew Nathanson
Name: Andrew Nathanson
Title: Authorized Signatory

AARON COWEN By: /s/ Aaron Cowen